UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2012

Universal Travel Group

(Exact name of registrant as specified in its charter)

Nevada	001-34284	90-0296536
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9F, Building A, Rongchao Marina Bay Center NO. 2021 Haixiu Road, Bao’an District, Shenzhen, People’s Republic of China 518133
(Address of principal executive offices) (zip code)

86 755 836 68489
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2012, Mr. Jiduan Yuan and Mr. Huijie Gao tendered their resignation as directors of Universal Travel Group (the “Company”), effective immediately. The reason for their resignation is personal and is not in connection with any known disagreement with the Company on any matter.

On February 1, 2012, the board of directors (the “Board”) resolved to accept Mr. Yuan and Mr. Gao’s resignation and appointed Ms. Moling Shang to replace Mr. Yuan as non-executive director, a member of the Audit Committee, Compensation Committee and Nominating Committee and the chairwoman of the Compensation Committee. The Board also appointed Mr. Jun Liu as executive director and Chief Operating Officer (the “COO”) of the Company. Ms. Shang and Mr. Liu’s nomination and compensation have been approved by the Company’s Nominating Committee and Compensation Committee.

Ms. Shang, 62, has served during her career in several jobs in the communications division of the Central Committee of the Communist Party of China (CPC). From 1984 through 1996, Ms. Shang was the Chief of the Propaganda Department in the Information Bureau of the CPC’s Central Committee. From 1996 to 1999, Ms. Shang served in numerous positions including Associate Director of News Agency for China Central Television and her previous role as the Chief of Propaganda. Following her successful completion of her previous roles, Ms. Shang was appointed Deputy Chief of Propaganda in the Organization Department of the CPC Central Committee where she was responsible for the Three Represents campaign from 1999 through 2002. From 2002 to 2010, she served as Deputy Chief of the Information Bureau of the CPC Central Committee. Ms. Shang graduated from the Branch School of Peking University.

Mr. Liu, 49, has nearly 20 years of experience working in the travel industry. Mr. Liu joined the Company in November 2009 and served as the Company’s Deputy General Manager. He began his career in the hotel industry in 1988 working at the Beijing Likang Hotel. From 1993 through 2004, Mr. Liu served as General Manager of Beijing Likang Hotel as well as General Manager of Beijing Likang Travel Agency from 1997 through 2004. During his tenure, the revenue of Beijing Likang Travel agency more than doubled. In 2004, Mr. Liu established Beijing Hongtai International Travel agency where he served as General Manager. Mr. Liu graduated from the Party School of Beijing Municipal Party Committee of Economic Management.

Ms. Shang’s term of service is for one year and Ms. Shang is to receive a compensation of $2,000 per month and equity-based compensation as the Board may determine in its discretion for her services as a member of the Board, the Audit Committee, Compensation Committee and Nominating Committee and chairwoman of the Compensation Committee.

Mr. Liu’s term of services as director and the COO is for one year. In consideration for his services as both director and the COO, Mr. Liu is to receive an annual compensation of $60,000 and equity-based compensation as the Board may determine in its discretion.

The foregoing description of the principal terms of the appointment and employment is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Letter of Appointment between the Company and Ms. Moling Shang, dated February 1, 2012, in respect of Ms. Shang’s director appointment (the “Letter”), and the Employment Agreement between the Company and Mr. Jun Liu, dated February 1, 2012, in respect of Mr. Liu’s director appointment and executive employment (the “Agreement”) attached hereto as Exhibit 10.1 and Exhibit 10.2, which are incorporated herein by this reference.

There are no understandings or arrangements between Ms. Shang or Mr. Liu and any other person pursuant to which Ms. Shang or Mr. Liu was selected as a director. There is no family relationship between Ms. Shang or Mr. Liu with any of our other officers and directors, or person nominated or chosen by the Company to become a director or executive officer. Except for the aforesaid Letter and the Agreement, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Shang or Mr. Liu had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

Item 9.01.	Financial Statements and Exhibits.

d)	Exhibit No.	Description
	10.1	Letter of Appointment of Director, dated February 1, 2012, between the Company and Ms. Moling Shang
	10.2	Employment Agreement, dated February 1, 2012, between the Company and Mr. Jun Liu

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2012	UNIVERSAL TRAVEL GROUP

	By:	/s/ Jing Xie
Jing Xie Chief Financial Officer